Exhibit 14(a)

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Registration Statement of Ivy Fund on Form N-14 of our report dated May 9, 2003 appearing in the Annual Report to Shareholders of Asset Strategy Fund, Core Equity Fund, High Income Fund, International Growth Fund, Large Cap Growth Fund, Limited-Term Bond Fund, Mid Cap Growth Fund, Money Market Fund, Municipal Bond Fund, Science and Technology Fund, Small Cap Growth Fund and Tax-Managed Equity Fund, comprising Ivy Funds, Inc. (formerly W&R Funds, Inc.), for the fiscal year ended March 31, 2003, which is also incorporated by reference in the Statement of Additional Information, which is part of such Registration Statement. We also consent to the reference to us under the caption “Custodial and Auditing Services” in the Proxy Statement/Prospectus, which also is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Kansas City, Missouri
August 26, 2003